Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports Earnings for Second Quarter 2009

Houston, Texas (Monday, July 27, 2009) – Enterprise Products Partners L.P. (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2009.

Highlights:

▪
For the second quarter of 2009, Enterprise reported gross operating margin of $509 million, operating income of $328 million and net income of $200 million, which were each reduced by a $34 million non-cash charge related to the forfeiture of Enterprise’s investment in the Texas Offshore Port System partnership (“TOPS”) and $12 million of estimated lost business due to the continuing effects of the 2008 hurricanes.  Operating income and net income for the second quarter of 2009 were also reduced by $4 million for costs associated with the pending merger of a wholly-owned subsidiary of Enterprise and TEPPCO Partners, L.P. (“TEPPCO”);

2nd Quarter
	2nd	2009	2nd
	Quarter	Notable	Quarter
$Millions, except per unit	2009	Items	2008

Operating income (1) (2) (3)	$ 328	$ 50	$ 374
Gross operating margin (1) (2)	$ 509	$ 46	$ 534
Adjusted EBITDA (2) (3)	$ 505	$ 16	$ 514
Net income (1) (2) (3)	$ 200	$ 50	$ 272
Net income attributable to EPD (1) (2) (3)	$ 187	$ 50	$ 263
Earnings per unit (1) (2) (3)	$ 0.32	$ 0.11	$ 0.52

(1) Reduced by $34 million, or $0.07 per unit, for the non-cash charge related to the forfeiture of Enterprise’s investment in TOPS.
(2) Reduced by $12 million, or $0.03 per unit, of estimated lost business due to the continuing effects of Hurricanes Gustav and Ike.
(3) Reduced by $4 million, or $0.01 per unit, for costs related to the pending merger with TEPPCO.

▪
Depreciation expense increased by $17 million due to new assets going into service over the past year while interest expense increased by $30 million primarily due to an increase in the average amount of debt outstanding and a decrease in capitalized interest;

▪
Enterprise increased its cash distribution rate applicable to the second quarter of 2009 to $0.545 per unit, or $2.18 per unit on an annualized basis, representing a 5.8 percent increase from the same quarter in 2008, the 20th consecutive quarterly increase and the 29th increase since the partnership's IPO in 1998;

▪
For the second quarter of 2009, Enterprise reported distributable cash flow of $328 million which provided 1.1 times coverage of the $0.545 per unit cash distribution declared for limited partners.  Enterprise retained approximately $34 million of distributable cash flow for the second quarter of 2009.  Distributable cash flow for the second quarter of 2009 was negatively impacted by approximately $16 million for the hurricane effects and merger-related costs;

▪
Natural gas liquid (“NGL”), crude oil and petrochemical pipeline volumes for the second quarter of 2009 were 2.2 million barrels per day while total natural gas pipeline volumes were a record 9.7 trillion British thermal units per day (“TBtud”), representing increases of 2 percent and 13 percent, respectively, over the same quarter in 2008.  Growth in natural gas pipeline volumes was attributable to the Independence Trail, Piceance Basin, Jonah, and Acadian pipeline systems and the White River Hub.  NGL fractionation volumes for the second quarter of 2009 increased 3 percent to a record 449 thousand barrels per day (“MBPD”);

▪	Enterprise made $273 million of capital investments during the second quarter of 2009, including $33 million of sustaining capital expenditures; and

▪
Since March 31, 2009, Enterprise received total net proceeds of approximately $225 million from the sale of equity including $137 million through the sale of 8.9 million common units of Duncan Energy Partner L.P. (“DEP”) and $88 million through the May 2009 reinvestment of distributions by Enterprise’s limited partners, which included $75 million of reinvested distributions attributable to units owned by affiliates of EPCO, Inc. (“EPCO”).  At June 30, 2009, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $970 million.  Affiliates of EPCO and Enterprise GP Holdings L.P. have committed to reinvest $75 million and $7.5 million of distributions, respectively, in connection with the upcoming August 2009 distribution.

Review and Comment on Second Quarter 2009 Results

Net income attributable to Enterprise for the second quarter of 2009 was $187 million, or $0.32 per unit on a fully diluted basis, versus $263 million, or $0.52 per unit on a fully diluted basis, for the second quarter of 2008.  Net income for the second quarter of 2009 was negatively impacted by approximately $50 million, or $0.11 per unit, consisting of a $34 million non-cash charge in connection with Enterprise’s dissociation from TOPS in April 2009; $12 million for estimated lost business as a result of the continuing effects of Hurricanes Gustav and Ike; and $4 million for costs related to the pending merger of Enterprise and TEPPCO.

The partnership generated $328 million of distributable cash flow in the second quarter of 2009 compared to $347 million in the same quarter of 2008.  On July 15, 2009, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.545 per unit with respect to the second quarter of 2009, representing a 5.8 percent increase over the $0.515 per unit rate that was paid with respect to the second quarter of 2008.  Distributable cash flow for the second quarter of 2009 provided 1.1 times coverage of the cash distribution to be paid to limited partners.  Enterprise retained $34 million of distributable cash flow in the second quarter of 2009, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  Distributable cash flow for the first six months of 2009 was $670 million, which provided 1.2 times coverage of distributions paid to limited partners with respect to that period.  Enterprise retained $90 million, or approximately 13 percent, of its distributable cash flow for the first six months of 2009.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

“Enterprise reported strong performance in the second quarter of 2009,” said Michael A. Creel, president and chief executive officer of Enterprise.  “Volumes handled by our integrated midstream energy system were at record or near record levels.  Despite lower drilling activity in many of the energy producing basins that we serve, our 36,000-miles of pipeline systems transported a record 9.7 trillion Btus per day of natural gas and 2.2 million barrels per day of NGLs, crude oil and petrochemicals.  We benefited from an increase in natural gas production delivered to our facilities and higher demand for NGLs by the petrochemical industry.  The operating rate for the petrochemical industry has rebounded from the recessionary lows of the fourth quarter of 2008 and first quarter of 2009 and its preference for NGLs over more expensive crude oil derivatives continues.”

“During the second quarter of 2009, Enterprise benefited from an increase in volumes and cash flow from its Independence Hub platform and Trail pipeline system, which together accounted for a $44 million increase in gross operating margin compared to the same quarter of last year when the system was out of service for 66 days due to repairs.  In our NGL Pipeline & Services segment, record equity NGL production and fractionation volumes,

NGL pipeline volumes of 1.8 million barrels per day, and strong results from our Rocky Mountain natural gas processing plants and NGL marketing activities resulted in a $36 million increase in gross operating margin compared to the second quarter of last year,” said Creel.

“Despite strong overall system volumes, lower commodity prices in the second quarter of 2009 compared to the record prices of the second quarter of 2008 resulted in an approximate $50 million decrease in revenues for a few of our fee-based assets.  These assets included our San Juan natural gas gathering system, which has certain contracts with fees that are indexed to natural gas prices.  Certain of the partnership’s other natural gas pipeline systems and its butane isomerization business, which generate additional revenue from the sale of condensate extracted from the pipeline and sale of NGL by-products produced in the isomerization process, respectively, were also impacted by the lower commodity prices,” stated Creel.

“We are pleased with the performance of our diversified portfolio of businesses.  We believe we have a solid financial position from which to complete our merger with TEPPCO in the fourth quarter of this year and to develop new organic growth opportunities that expand our integrated system,” concluded Creel.

Revenue for the second quarter of 2009 decreased to $3.5 billion from $6.3 billion in the same quarter of 2008 primarily due to lower commodity prices in the second quarter of 2009.  Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the prices of natural gas and NGLs without necessarily affecting gross operating margin and operating income to the same degree.  Gross operating margin was $509 million for the second quarter of 2009 compared to $534 million for the second quarter of last year.  Operating income was $328 million for the second quarter of 2009 versus $374 million of operating income for the same quarter of 2008.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the second quarter of 2009 was $505 million compared to $514 million for the second quarter of 2008.  Gross operating margin and operating income for the second quarter of 2009 were reduced by approximately $46 million due to the $34 million non-cash charge associated with the forfeiture of Enterprise’s investment in TOPS and $12 million for estimated lost business as a result of the continuing effects of Hurricanes Gustav and Ike.  Operating income for the second quarter of 2009 was reduced by an additional $4 million for costs related to the pending merger of Enterprise and TEPPCO.  Adjusted EBITDA for the second quarter of 2009 was reduced by approximately $16 million for the estimated lost business due to the 2008 hurricanes and the merger-related costs.  Gross operating margin and Adjusted EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance for the Second Quarter of 2009

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 11 percent to $354 million for the second quarter of 2009 compared to $318 million for the same quarter of 2008.  Estimated lost business for this segment in the second quarter of 2009 due to the continuing effects of the 2008 hurricanes was approximately $1 million.

Enterprise’s natural gas processing business recorded gross operating margin of $219 million for the second quarter of 2009, a 12 percent increase, compared to the $196 million earned in the second quarter of 2008.  This increase in gross operating margin was attributable to our Rocky Mountains natural gas processing plants and related hedging program and results from our NGL marketing activities, which benefited from higher sales margins.    Equity NGL production for the second quarter of 2009 was a record 118 MBPD versus 111 MBPD in the second quarter of last year.  The increase in equity NGL production, the NGLs that Enterprise earns as a result of providing processing services, was due to higher volumes from the partnership’s Rocky Mountains and Louisiana natural gas processing plants.  Enterprise also reported fee-based processing volumes of over 2.7 billion cubic feet per day, a slight increase from the second quarter of last year.

Gross operating margin from the partnership’s NGL pipeline and storage business increased by 4 percent to $98 million in the second quarter of 2009 from $94 million in the second quarter of 2008, with 1.8 million barrels per day of transportation volumes reported for both periods.  The increase in gross operating margin was primarily due to higher fees and volumes from the partnership’s Mont Belvieu NGL storage and export facility as well as lower fuel costs in the second quarter of 2009.  This increase was partially offset by higher pipeline integrity expenses on our Dixie pipeline and lower volumes for the NGL import facility in the second quarter of 2009 relative to the second quarter of last year.  Gross operating margin for the second quarter of 2008 included a benefit from acquisition-related settlements associated with our Mid-America pipeline system.

Gross operating margin from Enterprise’s NGL fractionation business was $37 million for the second quarter of 2009, a 37 percent increase versus $27 million reported for the same quarter of 2008.  Gross operating margin for this business was higher due to record fractionation volumes of 449 MBPD and lower fuel costs.  Fractionation volumes for the second quarter of 2008 were 436 MBPD.  Estimated lost business related to the continuing effects of the 2008 hurricanes was approximately $1 million.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $74 million for the second quarter of 2009, which represents a $49 million decrease from the $123 million reported for the second quarter of 2008.  This decrease was primarily due to a $51 million decline in gross operating margin from the San Juan and Texas Intrastate pipeline systems even though volumes on these systems in the second quarter of 2009 decreased by less than 1 percent.  The quarter-to-quarter decrease in gross operating margin was due to the San Juan system earning lower revenues from transportation fees indexed to natural gas prices.  San Juan natural gas prices averaged $2.59 per million British thermal units (“MMBtu”) in the second quarter of 2009 compared to $9.19 per MMBtu in the same quarter in 2008.  In addition, the San Juan and Texas Intrastate system had lower revenues from condensate sales as a result of lower prices for condensate.  The Texas Intrastate system was also impacted by higher expenses related to routine pipeline integrity assessment and repairs.

The partnership had an aggregate $8 million increase in gross operating margin from its natural gas storage assets, Piceance and Jonah natural gas pipelines and the White River Hub, which was partially offset by a total $6 million decrease in gross operating margin from certain of Enterprise’s Texas gathering systems due to lower volumes and its Acadian system due to a decrease in natural gas sales margins and volumes.

Total onshore natural gas pipeline volumes increased 12 percent to a record 8.3 TBtud for the second quarter of 2009 versus 7.4 TBtud for the same quarter of 2008.  The largest volume gains were on the White River Hub, Piceance and Jonah systems.  The White River Hub began operations in December 2008.

“We completed the 1.1 billion cubic feet per day Sherman Extension expansion of our Texas Intrastate system in late February 2009; however, it has been in very limited service due to pipeline integrity issues on the connecting take-away pipeline, Boardwalk Pipeline Partners’ Gulf Crossing Pipeline,” stated Creel.  “Unfortunately, this outage is resulting in lower revenues by approximately $5 million per month.  Based on the latest notices from Gulf Crossing, we expect the Sherman Extension to commence full operations on August 1, 2009.”

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $33 million in the second quarter of 2009 compared to $35 million in the same quarter of 2008.  Gross operating margin for the second quarter of 2009 includes a $34 million non-cash charge related to the forfeiture of Enterprise’s investment in TOPS.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $56 million for the second quarter of 2009 compared to $12 million for the second quarter of 2008.  The Independence platform and pipeline were out of service for approximately 66 days during the second quarter of 2008 for repairs.  The Shenzi oil pipeline, which commenced operations in March 2009, accounted for $6 million of gross operating margin for the second quarter of 2009.  The Poseidon and Cameron Highway oil pipeline systems generated total gross operating margin of $7 million during the second quarter of 2009.  This was a $2 million decrease from the second quarter of 2008 due to offshore production being curtailed while waiting for repairs to third party pipelines to be completed.

Estimated lost business for this segment due to disruptions caused by the 2008 Hurricanes Gustav and Ike was approximately $11 million for the second quarter of 2009.  The Constitution oil and natural gas pipelines; the Marco Polo pipeline and platform; and the Anaconda pipeline were in limited service or out of service throughout the second quarter of 2009 due to ongoing repairs required to third party natural gas pipelines downstream of the Anaconda pipeline.  These repairs are expected to be completed by the end of July 2009.  Estimated lost business for the third quarter of 2009 is forecast to be less than $5 million as all of our major assets return to service during the third quarter.  Through June 30, 2009, we estimate Enterprise’s total potential claims under business interruption insurance, for both onshore and offshore assets, to be approximately $45 million.  The partnership expects to begin receiving recoveries under its business interruption insurance in the third quarter of 2009.

Offshore natural gas pipeline volumes were 1.5 TBtud in the second quarter of 2009 compared to 1.2 TBtud in the second quarter of last year.  Offshore oil pipeline volumes were 244 MBPD in the second quarter of this year versus 216 MBPD in the same quarter of 2008.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $48 million in the second quarter of 2009 compared to a record $58 million in the same quarter of last year.

Enterprise’s butane isomerization business reported gross operating margin of $19 million in the second quarter of 2009 versus $31 million in the second quarter of 2008.  The decrease in gross operating margin was attributable to lower revenues from sales of by-products due to lower NGL prices, which more than offset the margins associated with a 12 percent increase in volume and lower fuel costs.  Isomerization volumes during the second quarter of 2009 increased to 100 MBPD from 89 MBPD in the second quarter of 2008.

The partnership’s propylene fractionation and petrochemical pipeline business reported a $4 million increase in gross operating margin to $22 million for the second quarter of 2009 versus $18 million in the same quarter of 2008.  Propylene fractionation volumes increased 8 percent to 67 MBPD in the second quarter of 2009 compared to 61 MBPD for the same quarter of 2008.  Petrochemical pipeline transportation volumes were 110 MBPD during the second quarter of 2009 compared to 119 MBPD in the second quarter of 2008.

Gross operating margin for Enterprise’s octane enhancement business decreased to $7 million in the second quarter of 2009 from $9 million in the second quarter of 2008 due to higher turnaround expenses and a decrease in volumes produced.  Octane enhancement production was 10 MBPD for the second quarter of 2009 compared to 11 MBPD for the second quarter of 2008.

Capitalization

Total debt principal outstanding at June 30, 2009 was approximately $9.4 billion, including $1.2 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt at June 30, 2009 also included $467 million of debt of DEP for which Enterprise does not have the payment obligation.  Enterprise had liquidity of approximately $970 million at June 30, 2009, which included availability under Enterprise’s credit facilities and unrestricted cash.  In addition, at June 30, 2009, Enterprise had approximately $620 million of working capital deployed in restricted cash and NGL inventories that have been sold forward.  We expect this amount will be reduced by approximately $345 million by December 31, 2009.

Total capital spending in the second quarter of 2009, net of contributions in aid of construction, was approximately $273 million.  This includes $33 million of sustaining capital expenditures.  Through the second quarter of 2009, Enterprise incurred outlays for approximately 65 percent of its currently expected organic growth capital budget for 2009.

General and administrative expense for the second quarter of 2009 increased to $28 million from $24 million in the same quarter of last year due to $4 million of costs related to the pending merger with TEPPCO.

Interest expense for the second quarter of 2009 was $126 million on an average debt balance of $9.4 billion, compared to interest expense of $96 million in the second quarter of 2008, which had an average debt balance of $7.6 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program.  In addition, during the second quarter of 2009, capitalized interest costs associated with capital projects under construction decreased by $12 million compared to the second quarter of 2008.

Conference Call to Discuss Second Quarter 2009 Earnings

Today, Enterprise will host a conference call to discuss second quarter earnings.  The call will be broadcast live over the Internet at 10:00 a.m. CDT and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses from asset sales and related transactions; and (4) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles, extraordinary charges and earnings attributable to noncontrolling interests.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expense for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales, the return of an investment in an unconsolidated affiliate or related transactions; (7) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (8) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of DEP, less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (9) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.  Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss attributable to Enterprise less equity earnings from unconsolidated affiliates, plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss attributable to Enterprise and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 36,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$3,507.9	$6,339.7	$6,931.0	$12,024.2
Costs and expenses:
Operating costs and expenses	3,134.2	5,960.0	6,175.5	11,271.2
General and administrative costs	27.8	24.0	50.8	45.2
Total costs and expenses	3,162.0	5,984.0	6,226.3	11,316.4
Equity in earnings of unconsolidated affiliates	(17.6)	18.6	(4.2)	33.2
Operating income	328.3	374.3	700.5	741.0
Other income (expense):
Interest expense	(126.2)	(95.8)	(246.6)	(187.7)
Other, net	0.2	0.7	0.9	1.6
Total other expense	(126.0)	(95.1)	(245.7)	(186.1)
Income before provision for income taxes	202.3	279.2	454.8	554.9
Provision for income taxes	(2.2)	(6.9)	(17.4)	(10.6)
Net income	200.1	272.3	437.4	544.3
Net income attributable to noncontrolling interests	(13.5)	(9.0)	(25.5)	(21.4)
Net income attributable to Enterprise Products Partners L.P.	$186.6	$263.3	$411.9	$522.9

Net income allocated to:
Limited partners	$147.0	$227.7	$333.3	$452.9
General partner	$39.6	$35.6	$78.6	$70.0
Per unit data (fully diluted): (1)
Earnings per unit	$0.32	$0.52	$0.73	$1.03
Average LP units outstanding (in millions)	458.5	436.8	455.6	436.4
Other financial data:
Net cash flows provided by operating activities	$219.6	$431.6	$437.7	$696.7
Cash used in investing activities	$217.9	$463.4	$642.2	$1,032.0
Cash provided by (used in) financing activities	$22.0	$(9.4)	$236.3	$320.2
Distributable cash flow	$327.5	$347.3	$670.4	$730.1
Adjusted EBITDA	$504.9	$514.4	$1,030.4	$1,019.4
Depreciation, amortization and accretion	$158.8	$138.4	$312.9	$274.3
Distributions received from unconsolidated affiliates	$15.6	$27.4	$38.5	$56.0
Total debt principal outstanding at end of period	$9,364.2	$7,749.5	$9,364.2	$7,749.5
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$243.6	$456.1	$629.7	$1,073.4
Cash used for business combinations, net of cash acquired	23.7	--	23.7	--
Acquisition of intangible assets	--	5.1	--	5.1
Investments in unconsolidated affiliates	6.1	12.2	12.5	19.6
Total capital spending	$273.4	$473.4	$665.9	$1,098.1

(1)  For purposes of computing diluted earnings per unit, we used the provisions of Emerging Issues Task Force 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships.

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gross operating margin by segment:
NGL Pipelines & Services	$354.0	$317.7	$696.8	$607.4
Onshore Natural Gas Pipelines & Services	74.3	123.2	190.3	233.1
Offshore Pipelines & Services	33.1	35.3	94.4	116.9
Petrochemical Services	47.8	58.2	76.4	99.2
Total gross operating margin	509.2	534.4	1,057.9	1,056.6
Adjustments to reconcile gross operating margin to
operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(153.2)	(136.3)	(306.7)	(270.2)
Operating lease expense paid by EPCO in operating
costs and expenses	(0.1)	(0.5)	(0.3)	(1.0)
Gain from asset sales and related transactions in operating costs and expenses	0.2	0.7	0.4	0.8
General and administrative costs	(27.8)	(24.0)	(50.8)	(45.2)
Operating income	$328.3	$374.3	$700.5	$741.0

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,799	1,776	1,866	1,803
NGL fractionation volumes (MBPD)	449	436	440	430
Equity NGL production (MBPD)	118	111	116	107
Fee-based natural gas processing (MMcf/d)	2,714	2,677	2,908	2,673
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	8,256	7,395	8,120	7,188
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,460	1,170	1,501	1,553
Crude oil transportation volumes (MBPD)	244	216	219	211
Platform natural gas processing (MMcf/d)	765	353	771	591
Platform crude oil processing (MBPD)	10	22	7	21
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	100	89	95	92
Propylene fractionation volumes (MBPD)	67	61	67	60
Octane additive production volumes (MBPD)	10	11	7	9
Petrochemical transportation volumes (MBPD)	110	119	108	117
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,153	2,111	2,193	2,131
Natural gas transportation volumes (BBtus/d)	9,716	8,565	9,621	8,741
Equivalent transportation volumes (MBPD) (2)	4,710	4,365	4,725	4,431

(1)  Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of "Distributable cash flow" to "Net income attributable to Enterprise Products Partners L.P." and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$186.6	$263.3	$411.9	$522.9
Adjustments to net income attributable to Enterprise Products Partners L.P. to derive distributable cash flow:
Amortization in interest expense	2.1	(1.2)	1.1	(1.1)
Depreciation, amortization and accretion in costs and expenses	156.7	139.6	311.8	275.4
Operating lease expense paid by EPCO	0.1	0.5	0.3	1.0
Deferred income tax expense	0.9	3.4	1.8	2.5
Monetization of interest rate hedging derivative instruments	--	(28.4)	--	(22.1)
Amortization of net gains related to monetization of derivative instruments	(0.5)	(1.6)	(0.9)	(3.2)
Equity in earnings of unconsolidated affiliates	17.6	(18.6)	4.2	(33.2)
Distributions received from unconsolidated affiliates	15.6	27.4	38.5	56.0
Gain from asset sales and related transactions	(0.2)	(0.7)	(0.4)	(0.8)
Proceeds from asset sales and related transactions	0.2	0.4	0.5	0.5
Sustaining capital expenditures	(33.1)	(43.6)	(53.1)	(68.6)
Changes in fair market value of derivative instruments	0.3	8.9	(11.7)	9.6
Net income attributable to noncontrolling interest – DEP public unitholders	6.6	4.8	11.7	9.1
Distribution to be paid to DEP public unitholders with respect to period	(10.0)	(6.3)	(16.4)	(12.4)
Proceeds from property damage insurance claims	--	--	3.8	--
Cash expenditures for asset abandonment activities	(8.1)	(0.6)	(8.2)	(5.5)
Accrued property damage repair costs related to Hurricanes Ike and Gustav	--	--	(0.4)	--
Cash paid for Hurricanes Ike and Gustav repairs	(7.3)	--	(24.1)	--
Distributable cash flow	327.5	347.3	670.4	730.1
Adjustments to distributable cash flow to derive net cash flows provided by operating activities:
Monetization of interest rate hedging derivative instruments	--	28.4	--	22.1
Amortization of net gains related to monetization of derivative instruments	0.5	1.6	0.9	3.2
Proceeds from asset sales and related transactions	(0.2)	(0.4)	(0.5)	(0.5)
Sustaining capital expenditures	33.1	43.6	53.1	68.6
Net income attributable to noncontrolling interests	13.5	9.0	25.5	21.4
Net income attributable to noncontrolling interest – DEP public unitholders	(6.6)	(4.8)	(11.7)	(9.1)
Distribution to be paid to DEP public unitholders with respect to period	10.0	6.3	16.4	12.4
Proceeds from property damage insurance claims	--	--	(3.8)	--
Cash expenditures for asset abandonment activities	8.1	0.6	8.2	5.5
Accrued property damage repair costs related to Hurricanes Ike and Gustav	--	--	0.4	--
Cash paid for Hurricanes Ike and Gustav repairs	7.3	--	24.1	--
Effect of pension settlement recognition	--	--	(0.1)	(0.1)
Net effect of changes in operating accounts	(173.6)	--	(345.2)	(156.9)
Net cash flows provided by operating activities	$219.6	$431.6	$437.7	$696.7

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of "Adjusted EBITDA" to "Net income attributable to Enterprise Products Partners L.P.” and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$186.6	$263.3	$411.9	$522.9
Adjustments to net income attributable Enterprise Products Partners L.P. to derive Adjusted EBITDA:
Equity in earnings of unconsolidated affiliates	17.6	(18.6)	4.2	(33.2)
Distributions received from unconsolidated affiliates	15.6	27.4	38.5	56.0
Interest expense (including related amortization)	126.2	95.8	246.6	187.7
Provision for income taxes	2.2	6.9	17.4	10.6
Depreciation, amortization and accretion in costs and expenses	156.7	139.6	311.8	275.4
Adjusted EBITDA	504.9	514.4	1,030.4	1,019.4
Adjustments to Adjusted EBITDA to derive net cash flows provided by operating activities:
Interest expense	(126.2)	(95.8)	(246.6)	(187.7)
Provision for income taxes	(2.2)	(6.9)	(17.4)	(10.6)
Amortization in interest expense	2.1	(1.2)	1.1	(1.1)
Deferred income tax expense	0.9	3.4	1.8	2.5
Operating lease expense paid by EPCO	0.1	0.5	0.3	1.0
Net income attributable to noncontrolling interests	13.5	9.0	25.5	21.4
Gain from asset sales and related transactions	(0.2)	(0.7)	(0.4)	(0.8)
Changes in fair market value of derivative instruments	0.3	8.9	(11.7)	9.6
Effect of pension settlement recognition	--	--	(0.1)	(0.1)
Net effect of changes in operating accounts	(173.6)	--	(345.2)	(156.9)
Net cash flows provided by operating activities	$219.6	$431.6	$437.7	$696.7